UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 1, 2008 (September 30, 2008)

GAMESTOP CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32637	20-2733559
(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, Texas	76051
(Address of Principal Executive Offices)	(Zip Code)

(817) 424-2000
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2008, EB International Holdings, Inc., a wholly owned subsidiary of GameStop Corp. (the “Company”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with L Capital, LV Capital, Europ@Web and others to acquire substantially all of the outstanding capital stock of SFMI Micromania (“Micromania”), a French simplified joint stock company (societé par actions simplifiee), for approximately US$700 million (EUR 480 million), including the assumption and repayment of debt, to be paid in cash at closing. Micromania is a leading retailer of video and computer games in France with 332 locations.

The Purchase Agreement contains customary representations, warranties, covenants and indemnities, including a covenant by Micromania to operate the business in the ordinary course until closing. The representations and warranties in the Purchase Agreement were made solely for the purposes of the agreement between the parties, and are subject to certain qualifications and limitations agreed to by each of them in connection with negotiating the terms of the Purchase Agreement. Accordingly, investors should not rely on the representations and warranties contained in the Purchase Agreement as characterizations of the actual state of facts as of the date of the Purchase Agreement or any subsequent time.

The transaction is subject to clearance by European antitrust authorities, and is expected to close in November 2008. The Company intends to fund the acquisition through cash on hand, a draw on its revolving credit facility and a $150 million committed term loan from Bank of America.

The above summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is included as Exhibit 2.1 of this Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	2.1	Sale and Purchase Agreement, dated September 30, 2008, between EB International Holdings, Inc. and L Capital, LV Capital, Europ@Web and other Micromania shareholders.

	99.1	Press Release dated October 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.

Date: October 1, 2008	By:	/s/ David W. Carlson
David W. Carlson
Executive Vice-President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Sale and Purchase Agreement, dated September 30, 2008, between EB International Holdings, Inc. and L Capital, LV Capital, Europ@Web and other Micromania shareholders.

99.1	Press Release dated October 1, 2008.